EXHIBIT 23.4

CONSENT OF FINANCIAL ADVISOR

     The undersigned hereby consents to the reference to Financial Solutions, a division of Financial Supermarkets, Inc. (“Financial Solutions”) and its opinion dated October 6, 2003 in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Upson Bankshares, Inc. on February 11, 2004. The undersigned also consents to the delivery of a copy of such opinion to shareholders of First Polk Bankshares, Inc. and applicable regulatory authorities.

February 10, 2004

/s/ Edwin B. Burr

Edwin B. Burr